EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Announces 2018 Third-Quarter Financial and Operating Results
TULSA, OK - November 5, 2018 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or "the Company") today announced its 2018 third-quarter results, reporting net income attributable to common stockholders of $55.1 million, or $0.24 per diluted share. Adjusted Net Income, a non-GAAP financial measure, for the third quarter of 2018 was $62.4 million, or $0.27 per diluted share. Adjusted EBITDA, a non-GAAP financial measure, for the third quarter of 2018 was $160.6 million. Please see supplemental financial information at the end of this news release for reconciliations of non-GAAP financial measures.
2018 Third-Quarter Highlights

•	Produced a Company record 71,382 barrels of oil equivalent ("BOE") per day, an increase of 19% from third-quarter 2017

•	Increased cash flows from operations to $145.9 million, balancing operating cash flows with capital expenditures

•	Increased Adjusted EBITDA to $160.6 million, up 23% from the third quarter of 2017

•	Improved drilling efficiency approximately 25%, reducing average days to drill a normalized 10,000-foot horizontal well to a Company record of 8.6 days from 11.4 days in third-quarter 2017
"With Laredo balancing operating cash flow and capital expenditures in the third quarter of 2018, as forecasted in our 2018 budget, we similarly plan to manage activity levels in 2019 to minimize any outspend," commented Randy A. Foutch, Chairman and Chief Executive Officer. "We intend to continue exercising this discipline in the future and invest capital with a focus on returns and growth on a debt-adjusted per share basis."
"During the past 18 months, Laredo has worked to implement a development plan that maximizes the long-term value of our leasehold through high-density drilling. We have executed six packages of wells designed to co-develop multiple landing points in our Upper and Middle Wolfcamp formations at a density of 24 to 32 wells per drilling spacing unit and have another three high-density packages in process. The results of these high-density packages have successfully demonstrated that this development plan can increase the total value of our leasehold, albeit at lower per well value than lower-density development. As we seek to balance rate of return and capital efficiency with overall value, while minimizing our outspend, we are beginning to widen our well spacing and develop packages at a lower density."

E&P Update
In the third quarter of 2018, Laredo completed 16 gross (16 net) horizontal wells with an average completed lateral length of approximately 11,300 feet. Laredo produced a Company record 71,382 BOE per day in third-quarter 2018, higher than Company guidance of 71,000 BOE per day.
During third-quarter 2018, 14 of the 16 completed wells were in two larger, high-density packages. The six-well Sugg-D 104 package was a co-development package based on 24 wells per drilling spacing unit ("DSU") and an average lateral length of approximately 15,000 feet. Due in part to the longer clean-up times associated with 15,000-foot laterals, this package is currently underperforming the Company's lateral-length adjusted Upper/Middle Wolfcamp type curve. Although production has reached its peak, the Company expects the underperformance versus the type curve to improve as the package's decline rate is relatively shallow. The second package, the eight-well Barbee package based primarily on 32 wells per DSU, was completed at the end of the third quarter of 2018 and has not yet reached peak production.
The 11-well Fuchs package, a high-density co-development package based on 32 wells per DSU and completed in the second quarter of 2018, is producing mixed results. Laredo is evaluating production data to better understand the individual productivity impact of landing point selection, lateral length and parent/child impact in relation to horizontal and vertical spacing in this package.
Operational efficiencies continued to improve in the third quarter of 2018. Drilling operations set a Company record for average drilling days per 10,000-foot lateral of 8.6 days, a 25% improvement from the third quarter of 2017. Combined with the 53% improvement in completions efficiencies compared to third-quarter 2017, Laredo expects gross completed lateral feet per rig to increase approximately 50% in 2018 versus 2017.
During the third quarter of 2018, the Company began utilizing in-basin sand on all of its completions, resulting in the previously expected savings of approximately $400,000 per well. Laredo estimates its current well cost for a 10,000-foot Upper/Middle Wolfcamp well to be approximately $7.4 million.
Unit lease operating expenses ("LOE") decreased in the third quarter of 2018 to $3.63 per BOE, remaining below $4.00 per BOE for the ninth consecutive quarter. The Company's previous investments in field infrastructure, including water gathering and recycling and gas compression, are a significant recurring contributor to LOE savings, reducing unit LOE by an estimated $0.43 per BOE in third-quarter 2018.
Laredo expects to complete 18 gross horizontal wells (15.3 net) in the fourth quarter of 2018 with an average lateral length of approximately 10,000 feet. The Company is currently utilizing four horizontal drilling rigs and two completion crews. Reduced cycle times, driven by continued improvements in operational efficiencies, are expected to enable the early completion of Laredo's budgeted 2018 drilling program. The Company therefore anticipates dropping one completion crew in mid-November and operating with one completion crew for the remainder of 2018.

Based on the productivity of high-density packages developed at 24 to 32 wells per DSU in the Upper/Middle Wolfcamp, Laredo has begun to plan lower-density development on packages to be drilled at the end of the fourth quarter of 2018 and is building the Company's 2019 budget to include lower-density development. The Company believes lower-density development of 8 to 16 wells per DSU in the Upper/Middle Wolfcamp will better balance higher- return drilling and capital efficiency with future value. The majority of completions in the first half of 2019 will consist of higher-density packages, with the transition to completions of lower-density packages expected to occur in the second half of 2019.
2018 Capital Program
During the third quarter of 2018, Laredo invested approximately $134 million in drilling and completions activities. Other expenditures incurred during the quarter included approximately $5 million in bolt-on land acquisitions, lease extensions and data, approximately $2 million in infrastructure, including LMS investments, and approximately $8 million in other capitalized costs.
Through the first nine months of 2018, Laredo has invested approximately $496 million, excluding non-budgeted leasehold acquisitions of $16 million. The Company expects total capital expenditures, excluding non-budgeted acquisitions of approximately $630 million for full-year 2018, in-line with the previously announced 2018 capital program.
Liquidity
At September 30, 2018, the Company had cash and cash equivalents of approximately $50 million and undrawn capacity under its senior secured credit facility of $1.03 billion, resulting in total liquidity of approximately $1.08 billion.
On October 23, 2018, in connection with the semi-annual redetermination of the Company's senior secured credit facility, lenders reaffirmed the Company's borrowing base at $1.3 billion, with Laredo's aggregate elected commitment remaining at $1.2 billion.
At November 5, 2018, the Company had cash and cash equivalents of approximately $46 million and available capacity under its senior secured credit facility of $1.0 billion, resulting in total available liquidity of approximately $1.04 billion.
Share Repurchase Program
During the third quarter of 2018, the Company repurchased 1,170,190 shares of common stock at a weighted-average price of $8.41 per share for $9.9 million. Through September 30, 2018, Laredo has repurchased 11,048,742 shares of common stock at a weighted-average price of $8.78 per share for $97.1 million under the authorized share repurchase program.

Commodity Derivatives
Laredo maintains a disciplined hedging program to mitigate the variability in its anticipated cash flow due to fluctuations in commodity prices. The Company utilizes a combination of puts, swaps and collars, entering into contracts solely with banks that are part of its senior secured credit facility. For the fourth quarter of 2018, Laredo has hedges in place for approximately 90% of the Company's anticipated oil production, approximately 50% of anticipated natural gas production and approximately 20% of anticipated natural gas liquids production. Details of the Company's hedge positions are included in the current Corporate Presentation available on the Company's website at www.laredopetro.com.
Guidance
The Company is increasing its anticipated full-year 2018 total production growth guidance to approximately 17% and reducing oil production growth guidance to approximately 7.5% as compared to 2017. The table below reflects the Company's guidance for the fourth quarter of 2018.

4Q-2018E
Total production (MBOE/d)	70.5
Oil production (MBO/d)	28.2

Average sales price realizations (without derivatives):
Oil (% of WTI)	90%
NGL (% of WTI)	33%
Natural gas (% of Henry Hub)	40%

Operating costs & expenses:
Lease operating expenses ($/BOE)	$3.65
Production and ad valorem taxes (% of oil, NGL and natural gas revenues)	6.25%
Transportation and marketing expenses ($/BOE)	$0.80
Midstream service expenses ($/BOE)	$0.15
General and administrative:
Cash ($/BOE)	$2.50
Non-cash stock-based compensation, net ($/BOE)	$1.40
Depletion, depreciation and amortization ($/BOE)	$9.00
Conference Call Details
On Tuesday, November 6, 2018, at 7:30 a.m. CT, Laredo will host a conference call to discuss its third-quarter 2018 financial and operating results and management's outlook, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the call will be posted to the Company's website and available for review. The Company invites interested parties to listen to the call via the Company's website at www.laredopetro.com, under the tab for "Investor Relations." Portfolio managers and analysts who would like to participate on the call should dial 877.930.8286, using conference code 4686158, approximately 10 minutes prior to the scheduled conference time. International participants should dial 253.336.8309, also using conference code 4686158. A telephonic replay will be available approximately two hours after the call on November 6, 2018 through Tuesday, November 13, 2018. Participants may access this replay by dialing 855.859.2056, using conference code 4686158.
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties and midstream and marketing services, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release and any oral statements made regarding the subject of this release, including in the conference call referenced herein, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.
General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, the increase in service and supply costs, tariffs on steel, pipeline transportation constraints in the Permian Basin, hedging activities, possible impacts of pending or potential litigation, the suspension or discontinuance of share repurchases at any time and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2017, and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC") including, but not limited to, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. These documents are available through Laredo's website at www.laredopetro.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.
The SEC generally permits oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and certain probable and possible reserves that meet the SEC's definitions for such terms. In this press release and the conference call, the Company may use the terms "resource potential" and "estimated ultimate recovery," or "EURs," each of which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. These terms refer to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially added to proved reserves, largely from a specified resource play. A "resource play" is a term used by the Company to describe an accumulation of hydrocarbons known to exist over a large areal expanse and/or thick vertical section potentially supporting numerous drilling locations, which, when compared to a conventional play, typically has a lower geological and/or commercial development risk. EURs are based on the Company's previous operating experience in a given area and publicly available information relating to the operations of producers who are conducting operations in these areas. Unbooked resource potential or EURs do not constitute reserves within the meaning of the Society of Petroleum Engineer's Petroleum Resource Management System or SEC rules and do not include any proved reserves. Actual quantities of reserves that may be ultimately recovered from the Company's interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company's ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil and natural gas prices, well spacing, drilling and production costs, availability and cost of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, negative revisions to reserve estimates and other factors as well as actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of ultimate recovery from reserves may change significantly as development of the Company's core assets provides additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

Laredo Petroleum, Inc.
Condensed consolidated statements of operations

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenues:
Oil, NGL and natural gas sales	$225,864	$157,558	$631,859	$438,131
Midstream service revenues	2,255	2,446	6,590	8,148
Sales of purchased oil	51,627	45,814	252,039	135,546
Total revenues	279,746	205,818	890,488	581,825
Costs and expenses:
Lease operating expenses	23,873	19,594	68,466	56,690
Production and ad valorem taxes	14,015	9,558	38,232	26,811
Transportation and marketing expenses	5,036	—	6,570	—
Midstream service expenses	728	1,174	1,824	2,986
Costs of purchased oil	51,210	47,385	252,452	141,661
General and administrative	23,397	25,000	74,956	72,605
Depletion, depreciation and amortization	55,963	41,212	152,278	113,327
Other operating expenses	1,114	1,443	3,341	3,906
Total costs and expenses	175,336	145,366	598,119	417,986
Operating income	104,410	60,452	292,369	163,839
Non-operating income (expense):
Gain (loss) on derivatives, net	(32,245)	(27,441)	(69,211)	38,127
Income from equity method investee(1)	—	2,371	—	7,910
Interest expense	(14,845)	(23,697)	(42,787)	(69,590)
Other, net	(883)	(658)	(3,962)	127
Non-operating expense, net	(47,973)	(49,425)	(115,960)	(23,426)
Income before income taxes	56,437	11,027	176,409	140,413
Income tax benefit (expense):
Current	381	—	381	—
Deferred	(1,768)	—	(1,768)	—
Total income tax expense:	(1,387)	—	(1,387)	—
Net income	$55,050	$11,027	$175,022	$140,413
Net income per common share:
Basic	$0.24	$0.05	$0.75	$0.59
Diluted	$0.24	$0.05	$0.75	$0.57
Weighted-average common shares outstanding:
Basic	230,605	239,306	233,228	239,017
Diluted	231,639	244,887	234,207	244,693
_______________________________________________________________________________

(1)
On October 30, 2017, LMS, together with Medallion Midstream Holdings, LLC, which is owned and controlled by an affiliate of the third-party interest holder, The Energy & Minerals Group, completed the sale of 100% of the ownership interests in Medallion Gathering & Processing, LLC, a Texas limited liability company formed on October 12, 2012, which, together with its wholly-owned subsidiaries (collectively, "Medallion"), to an affiliate of Global Infrastructure Partners ("GIP"), for cash consideration of $1.825 billion (the "Medallion Sale"). LMS' net cash proceeds for its 49% ownership interest in Medallion in 2017 were $829.6 million, before post-closing adjustments and taxes, but after deduction of its proportionate share of fees and other expenses associated with the Medallion Sale. On February 1, 2018, closing adjustments were finalized and LMS received additional net cash of $1.7 million for total net cash proceeds before taxes of $831.3 million. The Medallion Sale closed pursuant to the membership interest purchase and sale agreement, which provides for potential post-closing additional cash consideration that is structured based on GIP's realized profit at exit. There can be no assurance as to when and whether the additional consideration will be paid.

Laredo Petroleum, Inc.
Condensed consolidated statements of cash flows

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$55,050	$11,027	$175,022	$140,413
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	1,768	—	1,768	—
Depletion, depreciation and amortization	55,963	41,212	152,278	113,327
Non-cash stock-based compensation, net	8,733	8,966	28,748	26,877
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	32,245	27,441	69,211	(38,127)
Settlements (paid) received for matured derivatives, net	(3,888)	13,635	(5,943)	34,791
Settlements received for early terminations of derivatives, net	—	—	—	4,234
Premiums paid for derivatives	(5,455)	(1,448)	(14,930)	(13,542)
Other, net(1)	3,394	786	12,338	(1,134)
Cash flows from operations before changes in assets and liabilities	147,810	101,619	418,492	266,839
(Increase) decrease in current assets and liabilities, net	(313)	13,762	(9,685)	5,579
Increase in other noncurrent assets and liabilities, net	(1,570)	(231)	(279)	(367)
Net cash provided by operating activities	145,927	115,150	408,528	272,051
Cash flows from investing activities:
Acquisitions of oil and natural gas properties	—	—	(16,340)	—
Capital expenditures:
Oil and natural gas properties	(180,936)	(148,946)	(522,470)	(381,165)
Midstream service assets	(559)	(5,563)	(5,764)	(11,680)
Other fixed assets	(980)	(921)	(5,945)	(3,604)
Investment in equity method investee(1)	—	(24,572)	—	(24,572)
Proceeds from disposition of equity method investee, net of selling costs(1)	—	—	1,655	—
Proceeds from dispositions of capital assets, net of selling costs	116	687	12,433	64,128
Net cash used in investing activities	(182,359)	(179,315)	(536,431)	(356,893)
Cash flows from financing activities:
Borrowings on Senior Secured Credit Facility	80,000	65,000	190,000	155,000
Payments on Senior Secured Credit Facility	(20,000)	(15,000)	(20,000)	(70,000)
Share repurchases	(9,837)	—	(97,055)	—
Other, net	72	(41)	(6,794)	(12,012)
Net cash provided by financing activities	50,235	49,959	66,151	72,988
Net increase (decrease) in cash and cash equivalents	13,803	(14,206)	(61,752)	(11,854)
Cash and cash equivalents, beginning of period	36,604	35,024	112,159	32,672
Cash and cash equivalents, end of period	$50,407	$20,818	$50,407	$20,818
_______________________________________________________________________________

(1)	See footnote 1 to the condensed consolidated statements of operations.

Laredo Petroleum, Inc.
Selected operating data

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Sales volumes:
Oil (MBbl)	2,651	2,425	7,604	7,027
NGL (MBbl)	1,987	1,491	5,328	4,187
Natural gas (MMcf)	11,577	9,630	32,697	26,154
Oil equivalents (MBOE)(1)(2)	6,567	5,521	18,381	15,573
Average daily sales volumes (BOE/D)(2)	71,382	60,011	67,330	57,044
% Oil(2)	40%	44%	41%	45%
Average sales Realized Prices(2):
Oil, without derivatives ($/Bbl)(3)	$60.36	$45.44	$61.80	$44.67
NGL, without derivatives ($/Bbl)(3)	$25.57	$18.58	$21.77	$16.32
Natural gas, without derivatives ($/Mcf)(3)	$1.30	$2.04	$1.40	$2.14
Average price, without derivatives ($/BOE)(3)	$34.39	$28.54	$34.38	$28.13
Oil, with derivatives ($/Bbl)(4)	$55.41	$50.72	$57.50	$49.08
NGL, with derivatives ($/Bbl)(4)	$23.99	$17.98	$20.95	$15.90
Natural gas, with derivatives ($/Mcf)(4)	$1.79	$2.10	$1.79	$2.17
Average price, with derivatives ($/BOE)(4)	$32.78	$30.80	$33.04	$30.07
Average costs per BOE sold(2):
Lease operating expenses	$3.63	$3.55	$3.72	$3.64
Production and ad valorem taxes	2.13	1.73	2.08	1.72
Transportation and marketing expenses	0.77	—	0.36	—
Midstream service expenses	0.11	0.21	0.10	0.19
General and administrative:
Cash	2.23	2.90	2.51	2.94
Non-cash stock-based compensation, net	1.33	1.62	1.56	1.73
Depletion, depreciation and amortization	8.52	7.46	8.28	7.28
Total costs and expenses	$18.72	$17.47	$18.61	$17.50
Cash margins per BOE sold(2):
Realized	$25.52	$20.15	$25.61	$19.64
Hedged	$23.91	$22.41	$24.27	$21.58
_______________________________________________________________________________

(1)	BOE is calculated using a conversion rate of six Mcf per one Bbl.

(2)	The numbers presented are based on actual results and are not calculated using the rounded numbers presented in the table above.

(3)
Realized oil, NGL and natural gas prices are the actual prices received when control passes to the purchaser/customer adjusted for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. See "Transportation and marketing expenses" under "Average costs per BOE sold" in the table above for costs incurred prior to control passing to the final customer per BOE.

(4)
Price reflects the after-effects of our derivative transactions on our average Realized Prices. Our calculation of such after-effects includes settlements of matured derivatives during the respective periods in accordance with GAAP and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to derivatives that settled during the respective periods.

Laredo Petroleum, Inc.
Costs incurred

The following table presents costs incurred in the acquisition, exploration and development of oil and natural gas properties, with asset retirement obligations included in evaluated property acquisition costs and development costs, for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Property acquisition costs:
Evaluated	$—	$—	$13,847	$—
Unevaluated	—	—	2,790	—
Exploration costs	7,502	7,136	18,747	28,337
Development costs	139,748	160,359	467,582	397,255
Total costs incurred	$147,250	$167,495	$502,966	$425,592

Laredo Petroleum, Inc.
Supplemental reconciliations of GAAP to non-GAAP financial measures
Non-GAAP financial measures
The non-GAAP financial measures of Adjusted Net Income and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures used by other companies. Therefore, these non-GAAP measures should be considered in conjunction with net income or loss and other performance measures prepared in accordance with GAAP, such as operating income or loss or cash flows from operating activities. Adjusted Net Income and Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of liquidity or financial performance.
Adjusted Net Income
Adjusted Net Income is a non-GAAP financial measure we use to evaluate performance, prior to income tax expense or benefit, mark-to-market on derivatives, premiums paid for derivatives, gains or losses on disposal of assets and other non-recurring income and expenses and after applying adjusted income tax expense. We believe Adjusted Net Income helps investors in the oil and natural gas industry to measure and compare our performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.

The following table presents a reconciliation of income before income taxes (GAAP) to Adjusted Net Income (non-GAAP):

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Income before income taxes	$56,437	$11,027	$176,409	$140,413
Plus:
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	32,245	27,441	69,211	(38,127)
Settlements (paid) received for matured derivatives, net	(3,888)	13,635	(5,943)	34,791
Settlements received for early terminations of derivatives, net	—	—	—	4,234
Premiums paid for derivatives	(5,455)	(1,448)	(14,930)	(13,542)
Loss on disposal of assets, net	616	991	4,591	400
Adjusted income before adjusted income tax expense	79,955	51,646	229,338	128,169
Adjusted income tax expense(1)	(17,590)	(18,593)	(50,454)	(46,141)
Adjusted Net Income	$62,365	$33,053	$178,884	$82,028
Net income per common share:
Basic	$0.24	$0.05	$0.75	$0.59
Diluted	$0.24	$0.05	$0.75	$0.57
Adjusted Net Income per common share:
Basic	$0.27	$0.14	$0.77	$0.34
Diluted	$0.27	$0.13	$0.76	$0.34
Weighted-average common shares outstanding:
Basic	230,605	239,306	233,228	239,017
Diluted	231,639	244,887	234,207	244,693
_______________________________________________________________________________

(1)
Adjusted income tax expense is calculated by applying a statutory tax rate of 22% for the three and nine months ended September 30, 2018, in response to recent changes in the tax code, and 36% for the three and nine months ended September 30, 2017.

Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that we define as net income or loss plus adjustments for income tax expense or benefit, depletion, depreciation and amortization, non-cash stock-based compensation, net, accretion expense, mark-to-market on derivatives, premiums paid for derivatives, interest expense, gains or losses on disposal of assets, income or loss from equity method investee, proportionate Adjusted EBITDA of equity method investee and other non-recurring income and expenses. Adjusted EBITDA provides no information regarding a company's capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Adjusted EBITDA does not represent funds available for discretionary use because those funds are required for debt service, capital expenditures, working capital, income taxes, franchise taxes and other commitments and obligations. However, our management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because this measure:

•
is widely used by investors in the oil and natural gas industry to measure a company's operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods, the book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•	is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors and as a basis for strategic planning and forecasting.
There are significant limitations to the use of Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations to different companies and the different methods of calculating Adjusted EBITDA reported by different companies. Our measurements of Adjusted EBITDA for financial reporting as compared to compliance under our debt agreements differ.
The following table presents a reconciliation of net income (GAAP) to Adjusted EBITDA (non-GAAP):

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net income	$55,050	$11,027	$175,022	$140,413
Plus:
Income tax expense	1,387	—	1,387	—
Depletion, depreciation and amortization	55,963	41,212	152,278	113,327
Non-cash stock-based compensation, net	8,733	8,966	28,748	26,877
Accretion expense	1,114	951	3,341	2,822
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	32,245	27,441	69,211	(38,127)
Settlements (paid) received for matured derivatives, net	(3,888)	13,635	(5,943)	34,791
Settlements received for early terminations of derivatives, net	—	—	—	4,234
Premiums paid for derivatives	(5,455)	(1,448)	(14,930)	(13,542)
Interest expense	14,845	23,697	42,787	69,590
Loss on disposal of assets, net	616	991	4,591	400
Income from equity method investee(1)	—	(2,371)	—	(7,910)
Proportionate Adjusted EBITDA of equity method investee(1)(2)	—	6,789	—	19,755
Adjusted EBITDA	$160,610	$130,890	$456,492	$352,630
_______________________________________________________________________________

(1)	See footnote 1 to the condensed consolidated statements of operations.

(2)	Proportionate Adjusted EBITDA of Medallion, our equity method investee until its sale on October 30, 2017, is calculated as follows:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Income from equity method investee	$—	$2,371	$—	$7,910
Adjusted for proportionate share of depreciation and amortization	—	4,418	—	11,845
Proportionate Adjusted EBITDA of equity method investee	$—	$6,789	$—	$19,755
# # #

Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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